Exhibit 10.9

Pankaj Mohan PhD MBA Founder & CEO 7 Clarke Drive, Cranbury New Jersey 08512

June 14th 2015

Kenneth Bahrt, MD

Dear Dr. Bahrt:

The Board of Oncobiologics Inc. is pleased to extend a full-time employment offer to you. The following are terms and conditions of our offer:

Position: “Chief Medical Officer”. Please refer to the attached job description that will set expectations of your employment. You will be reporting to the CEO.

Location/Facility: 7 Clarke Drive, Cranbury, New Jersey, USA 08512

Start Date: June 22nd 2015

Base Pay: $ 9,616 per biweekly pay period

Incentive Pay: You will participate in the success of the company and would be rewarded based on revenue generation (based on EBDITA) and your performance. Your Bonus Target shall be $ 100,000 in a financial year in the event that sufficient Revenue is generated to support such a payout as decided by the Board and that your performance rating is Fully Performing. The Board may make exceptions based on company performance, your performance and the business environment. The bonus cycle initiates June of each year and bonus shall be prorated within the bonus cycle. The bonus cycle for this employment shall initiate from the date of employment for proration.

Restricted Stock Units: The board will offer 100,000 Restricted Stock Units (phantom stocks) or PSUs pursuant to the Company Stock Incentive Plan with a vesting schedule of 3 and 4 years from the employment start date. The generation of value from the stock’s will require your expected contribution to the success of the company.

In case your job is terminated (voluntarily or non-voluntarily) prior to liquidation you must return shares back to the company without any payment from the company. In the event of an Acquisition during your employment at Oncobiologics leading to a sale of the company (liquidation) shall result in accelerated vesting of your stocks issued by the Company.

Employee Benefits Program:

i)	Medical Health Care Plan: Company will offer an medical plan to you;
ii)	Employee Insurance Plan: Company will offer employee insurance plan.
iii)	Vacation shall be 3 weeks in an employment year following the company policy.

Intellectual Property Protection: The Company requires you not to disclose any proprietary information from your previous employer/s. The company requires you to keep confidential any propriety information that you will come across in this employment. You will be required to enter into confidentiality agreement with Oncobiologics.

T: 609 619 3988   ׀   F: 609 228 4330   ׀   M: 317 514 8886   ׀   W: www.oncobiologics.com   ׀   E: pankajmohan@oncobiologics.com

United States Federal Government Supported Biopharmaceutical Company

Pankaj Mohan PhD MBA Founder & CEO 7 Clarke Drive, Cranbury New Jersey 08512

Employment At-Will: At all times during your employment with the Company, you will be an employee at-will. In other words, Oncobiologics Inc. has the right to terminate your employment with or without cause at any time and you have a right to terminate your employment with Oncobiologics Inc. at any time.

On behalf of the Board, I look forward to your joining Oncobiologics Inc. and hope that you will find this offer satisfactory in every respect. This offer needs to be signed by June 19th 2015 and one copy returned to the company.

Sincerely

/s/ Pankaj Mohan

Pankaj Mohan, Chief Executive Officer, Oncobiologics Inc.

cc:	Members of the Board

I accept this offer with the terms and conditions as outlined in this letter:

/s/ Kenneth Bahrt	06/15/2015
Kenneth Bahrt, MD	Date

T: 609 619 3988   ׀   F: 609 228 4330   ׀   M: 317 514 8886   ׀   W: www.oncobiologics.com   ׀   E: pankajmohan@oncobiologics.com

United States Federal Government Supported Biopharmaceutical Company